EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1, of our report dated April 18, 2011, relating to the financial statements of Infinity China 2 Acquisition Corp. (a corporation in the development stage) and to the reference to our Firm under the caption “Experts” in the Prospectus.

Tel Aviv, Israel
April 18, 2011

Ziv Haft
Certified Public Accountants (Isr)
BDO Member Firm